UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2026

CorMedix Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34673	20-5894890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

389 Interpace Parkway, Suite 450 Parsippany, NJ	07054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-9500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CRMD	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On November 8, 2026, CorMedix Inc., a Delaware corporation (the “Company,” “CorMedix,” “we,” “our” and “us”), and Heron Therapeutics, Inc., a Delaware corporation (the “Seller” or “Heron”), entered into an Asset Purchase Agreement (the “Purchase Agreement”), pursuant to which the Seller has agreed to sell substantially all of its assets to the Company, other than certain excluded assets, and the Company has agreed to acquire those assets and assume certain liabilities of the Seller as set forth in the Purchase Agreement (the “Asset Sale” or the “Proposed Transaction”).

As consideration for the Asset Sale, the Company has agreed to (i) issue to the Seller 14,583,333 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) (the “Stock Consideration”), (ii) pay to the Seller a purchase price equal to $145.0 million in cash, subject to certain adjustments for the Seller’s closing cash and net working capital as set forth in the Purchase Agreement (the “Cash Consideration”), of which $2.0 million will be deposited into escrow with Citibank, N.A., as escrow agent, at the Closing to secure post-Closing adjustments to the Cash Consideration, which post-Closing adjustments may not exceed $10.0 million in either direction, (iii) pay to the Seller royalties equal to 5.0% of the amount, if any, by which aggregate annual net sales of CINVANTI®, SUSTOL® and the products covered by Seller’s multi-Product Development and License Agreement exceed $25.0 million in each of calendar years 2027, 2028 and 2029, if and when payable, on the terms set forth in the Purchase Agreement, (iv) pay to the Seller earn-out payments of $25.0 million if net sales of ZYNRELEF® for calendar year 2028 equal or exceed $65.0 million and an additional $30.0 million if such net sales equal or exceed $95.0 million, payable at the Company’s election in cash, shares of Common Stock or a combination thereof (provided that any portion that would cause the aggregate shares of Common Stock issued under the Purchase Agreement to exceed 19.9% of the Common Stock outstanding as of the closing of the Asset Sale (the “Closing”) will be paid in cash), if and when payable, on the terms set forth in the Purchase Agreement and (v) assume certain liabilities of the Seller as specified in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the conduct of the Seller’s business prior to the Closing, certain restrictions on the Company prior to the Closing, including with respect to amendments to its organizational documents, recapitalizations, stock splits and share repurchases, and customary provisions regarding indemnification obligations of (i) the Seller with respect to liabilities retained by the Seller and the Seller’s post-Closing covenants and agreements in the Purchase Agreement and (ii) the Company with respect to liabilities assumed by the Company and the Company’s post-Closing covenants and agreements. Following the Closing, the Seller will be subject to certain restrictive covenants, including a five-year covenant not to engage in any business worldwide involving the treatment of chemotherapy-induced or post-operative nausea and vomiting with injectable products containing aprepitant or granisetron or the treatment of post-operative pain with non-opioid anesthetics containing bupivacaine or low-dose meloxicam, subject to certain exceptions, and a three-year covenant not to solicit employees who transfer to the Company, subject to certain exceptions. The Company has also agreed to a reciprocal three-year covenant not to solicit certain employees of the Seller, subject to certain exceptions. The representations and warranties of the parties do not survive the Closing, and the Seller will have no liability following the Closing for any breach of its representations and warranties, other than in the case of fraud. The Company and the Seller have agreed to use their reasonable best efforts to consummate the Asset Sale and the other transactions contemplated by the Purchase Agreement. The Company’s obligation to consummate the Asset Sale is not subject to any financing conditions.

Additionally, pursuant to the Purchase Agreement, the Seller has agreed, subject to certain exceptions with respect to unsolicited proposals, not to directly or indirectly solicit competing proposals or to enter into discussions concerning, or provide confidential information in connection with, any competing proposals. The Seller has also agreed to cease all existing discussions with third parties regarding any competing proposals.

However, at any time prior to obtaining the approval of the Seller’s stockholders, the Seller’s board of directors (the “Seller Board”) may, subject to certain conditions, change its recommendation in favor of approving the Purchase Agreement in response to a bona fide competing proposal that was not solicited in material breach of the non-solicit provisions set forth in the Purchase Agreement, if the Seller Board determines in good faith, after consulting with the Seller’s financial advisor and outside legal counsel, that the competing proposal is a superior proposal and determines in good faith that the failure to effect such a change in recommendation in response to such superior proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. The Seller may also terminate the Purchase Agreement in order to enter into a definitive agreement providing for a superior proposal, but only if (i) the Seller has complied in all material respects with its obligations, including the non-solicit provisions, set forth in the Purchase Agreement with respect to the superior proposal, (ii) the Seller pays the $4.0 million termination fee described below and (iii) the Seller Board has authorized the Seller to enter into a definitive agreement providing for the superior proposal.

The Seller Board also may, subject to certain conditions, change its recommendation in favor of approving the Purchase Agreement (but the Seller may not terminate the Purchase Agreement) in response to certain “intervening events” if it determines in good faith that the failure to effect such change in recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

The board of directors of the Company (the “Board”) has unanimously approved the Purchase Agreement, the Asset Sale and the other transactions contemplated by the Purchase Agreement and has agreed to recommend that the Company’s stockholders approve the Purchase Agreement, the Asset Sale and the other transactions contemplated by the Purchase Agreement. The Purchase Agreement, the Asset Sale and other transactions contemplated by the Purchase Agreement must also be approved by the holders of a majority of the issued and outstanding shares of the Seller’s common stock entitled to vote thereon (the “Seller Stockholder Approval”). No vote of the Company’s stockholders is required in connection with the Asset Sale or the issuance of the Stock Consideration. In addition to the receipt of the Seller Stockholder Approval, each party’s obligation to consummate the Asset Sale is conditioned upon certain other customary closing conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other required antitrust filings, the approval for listing on the Nasdaq Global Market of the shares of Common Stock issuable as Stock Consideration, the accuracy of the other party’s representations and warranties as of the Closing, subject, in certain instances, to certain materiality and other thresholds, the performance by the other party of its obligations and covenants under the Purchase Agreement in all material respects, the absence of a material adverse effect with respect to the other party, the delivery of certain documentation by the other party, and the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale.

If the Closing has not occurred by the date that is six months after the date of the Purchase Agreement (the “Outside Date”), the Seller Stockholder Approval is not obtained at a duly convened meeting of the Seller’s stockholders as discussed above or there shall be in place any final and non-appealable injunction or other legal prohibition permanently preventing consummation of the Asset Sale, either the Company or the Seller may terminate the Purchase Agreement. The Purchase Agreement contains certain additional termination rights for both the Company and the Seller, and further provides that, upon termination of the Purchase Agreement under specified circumstances, the Seller will be required to pay the Company a termination fee of $4.0 million. Those circumstances include, among others, (i) the termination of the Purchase Agreement by the Company following the Seller Board changing its recommendation in favor of the Asset Sale or approving or recommending a competing proposal, (ii) the termination of the Purchase Agreement by the Seller to enter into a definitive agreement with respect to a superior proposal, or (iii) the termination of the Purchase Agreement (a) by either party due to the failure of the Closing to occur by the Outside Date, if a competing proposal was publicly announced after the date of the Purchase Agreement and prior to such termination and was not publicly withdrawn prior to such termination, (b) by either party due to the failure to obtain the Seller Stockholder Approval, if a competing proposal was publicly announced after the date of the Purchase Agreement and prior to the stockholder vote and was not publicly withdrawn prior to the stockholder meeting, or (c) by the Company due to a breach by the Seller of any of its representations, warranties, covenants or agreements under the Purchase Agreement that would result in the failure of a closing condition and that is not cured within a specified period, in each case if a competing proposal was publicly announced after the date of the Purchase Agreement and prior to such breach and was not publicly withdrawn prior to such termination (or, in the case of the failure to obtain the Seller Stockholder Approval, prior to the stockholder meeting), and, in each case, within 12 months following such termination, the Seller enters into a definitive agreement with respect to, or consummates, a competing transaction with respect to such competing proposal. In addition, if the Purchase Agreement is terminated due to the failure to obtain the Seller Stockholder Approval, or is otherwise terminated at a time when the Company could have terminated it on that basis, the Seller will be required to reimburse the Company for its documented and reasonable out-of-pocket expenses, up to $2.5 million, which amount will be credited against any termination fee subsequently payable (and no such reimbursement will be payable if the termination fee has previously been paid). Notwithstanding any termination of the Purchase Agreement, each party remains liable to the other party for any willful breach of the Purchase Agreement prior to such termination.

At the Closing, the Company, the Seller and Rubric Capital Manager LP, as manager or sub-manager of certain funds and accounts (“Rubric”) will enter into a Registration Rights Agreement, substantially in the form attached as an exhibit to the Purchase Agreement (the “Registration Rights Agreement”), pursuant to which the Company will agree to file a registration statement covering the resale of the Stock Consideration within 90 days following the Closing and use commercially reasonable efforts to cause such registration statement to become effective within 60 days after such filing deadline (or earlier under certain circumstances as set forth in the Registration Rights Agreement). The Registration Rights Agreement also provides the Seller and Rubric with certain rights to participate in underwritten shelf takedown offerings, piggyback registrations and block trades subject to certain conditions.

Voting and Support Agreement

On November 8, 2026, the Company and the Seller entered into separate Voting and Support Agreements (the “Voting Agreements”) with Rubric and funds managed by Velan Capital Investment Management LP, and each of the Seller’s directors and executive officers (collectively, the “Supporting Stockholders”). Collectively, the Supporting Stockholders beneficially own approximately 22% of the outstanding shares of the Seller’s common stock. Each Supporting Stockholder entered into its Voting Agreement solely in its capacity as a stockholder of the Seller, and the Voting Agreements do not restrict the actions of any director or officer of the Seller in his or her capacity as a director or officer of the Seller.

Each Supporting Stockholder’s Voting Agreement generally requires that such Supporting Stockholder vote or cause to be voted all shares of the Seller’s common stock owned by such Supporting Stockholder (i) in favor of the adoption of the Purchase Agreement and the approval of the transactions contemplated thereby, any proposal to adjourn or postpone the stockholder meeting if there are not sufficient votes to obtain the Seller Stockholder Approval, and any other matters necessary to obtain the Seller Stockholder Approval, and (ii) against any competing proposal or competing transaction, any other action or agreement that would reasonably be expected to result in the failure of a closing condition under the Purchase Agreement or a material breach of the Seller’s obligations under the Purchase Agreement, and any other matter that would reasonably be expected to materially impede, frustrate, delay or interfere with the consummation of the Asset Sale. No Supporting Stockholder is required to vote in favor of the Purchase Agreement as amended by any amendment entered into without its consent that decreases the amount of, changes the form or terms of or delays the timing of payment or allocation of any portion of the consideration payable under the Purchase Agreement (including the royalty and earn-out payments), imposes material restrictions or additional material conditions on the consummation of the Asset Sale or the payment of such consideration, or is otherwise materially adverse to such Supporting Stockholder or the Seller’s other stockholders (an “Adverse Amendment”). In addition, until the termination of the Voting Agreements, each Voting Agreement restricts that Supporting Stockholder from transferring shares of the Seller’s common stock owned by that Supporting Stockholder, subject to certain exceptions, and requires that Supporting Stockholder to comply with the non-solicitation restrictions applicable to the Seller under the Purchase Agreement.

Generally, each Voting Agreement will terminate upon the earliest to occur of (a) the Closing, (b) the termination of the Purchase Agreement in accordance with its terms, (c) the entry into or adoption of an Adverse Amendment, (d) the mutual written agreement of the parties thereto and (e) a change in the Seller Board’s recommendation in favor of the Asset Sale, provided that such change in recommendation is made in compliance with the Seller’s obligations under the Purchase Agreement.

Seller Governance Agreement

Concurrently with the execution of the Purchase Agreement, the Company and the Seller entered into a Governance Agreement (the “Seller Governance Agreement”), which will become effective as of, and contingent upon, the Closing. Pursuant to the Seller Governance Agreement, for so long as the Seller beneficially owns at least 10% of the outstanding Common Stock, subject to certain adjustments, the Seller will be entitled to designate one individual who qualifies as independent and is reasonably acceptable to the Board for appointment or nomination to the Board. For so long as the Seller beneficially owns at least 1% of the outstanding Common Stock, the Seller has agreed to cause its shares to be present for quorum purposes at meetings of the Company’s stockholders, and, for so long as the Seller beneficially owns at least 5% of the outstanding Common Stock, the Seller has agreed to vote its shares of Common Stock in favor of the Board’s director nominees and otherwise in accordance with the recommendation of the Board, subject to certain exceptions, and, with respect to certain extraordinary transactions in the same proportion as the votes cast by the Company’s other stockholders, other than the Seller and the Company’s directors and executive officers and their respective affiliates. The Seller Governance Agreement also contains customary standstill provisions that apply until the Seller’s ownership falls below 1%, including a prohibition on the Seller acquiring beneficial ownership of, or an aggregate economic or voting interest in, more than 19.9% of the outstanding Common Stock, and prohibits the Seller from transferring the shares of Common Stock it receives as Stock Consideration for six months following the Closing, subject to certain exceptions. Following the expiration of such lock-up period, the Seller may distribute such shares pro rata to its stockholders, and the Seller’s open-market sales of Common Stock will be subject to certain volume limitations, which limitations will terminate if the registration statement covering the resale of the Stock Consideration is not timely declared effective or ceases to be available. The Seller has also agreed to restrictions on transfers to certain holders of more than 5% of the Common Stock, and to customary confidentiality and non-disparagement covenants. The Seller Governance Agreement will terminate upon the earliest to occur of (i) the third anniversary of the Closing, (ii) the consummation of a change of control of the Company, (iii) the first date on which the Seller’s ownership of Common Stock falls below 1% and (iv) the mutual written agreement of the parties, and will automatically terminate if the Purchase Agreement is terminated prior to the Closing.

Stockholder Governance Agreement

Concurrently with the execution of the Purchase Agreement, the Company entered into a Stockholder Governance Agreement (the “Stockholder Governance Agreement”) with Rubric, which, except for certain provisions, will become effective as of, and contingent upon, the Closing. In connection with the Asset Sale, the Seller and Rubric entered into an Exchange Agreement, dated November 8, 2026 (the “Exchange Agreement”), pursuant to which the Seller will transfer a portion of the Stock Consideration to Rubric and the other purchasers under the Note Purchase Agreement, dated as of August 8, 2025, among the Seller, Rubric, as agent, and such purchasers (the “Note Purchase Agreement”), in satisfaction of the Seller’s obligations thereunder (the shares so transferred, the “Rubric Stock Consideration”). Pursuant to the Stockholder Governance Agreement, Rubric, on behalf of itself and such purchasers, has consented to the Asset Sale for all purposes under the Note Purchase Agreement and has acknowledged that the Company will not assume any obligations thereunder. From the Closing until the earlier of the date on which all of the Rubric Stock Consideration has been transferred to Rubric and December 31, 2027 (the “Final Exchange Date”), and thereafter for so long as Rubric beneficially owns at least 1% of the outstanding Common Stock, Rubric has agreed to cause its shares to be present for quorum purposes at meetings of the Company’s stockholders. Through the Final Exchange Date, and thereafter for so long as Rubric beneficially owns at least 5% of the outstanding Common Stock, Rubric has agreed to vote its shares in favor of the Board’s director nominees and otherwise in accordance with the Board’s recommendations, subject to certain exceptions, issues a differing recommendation and with respect to certain amendments to the Company’s organizational documents that would adversely affect Rubric. Through the Final Exchange Date, and thereafter for so long as Rubric beneficially owns at least 1% of the outstanding Common Stock, Rubric has agreed to vote its shares on any extraordinary transaction in the same proportion as the votes cast by the Company’s other stockholders, other than Rubric and the Company’s directors and executive officers and their respective affiliates, and to be subject to customary standstill provisions, including a prohibition on acquiring beneficial ownership of, or an aggregate economic or voting interest in, more than 19.9% of the outstanding Common Stock. The Stockholder Governance Agreement prohibits Rubric from transferring the Rubric Stock Consideration for six months following the Closing, subject to certain exceptions. Following such lock-up period, Rubric’s open-market sales of Common Stock will be subject to certain volume limitations, which limitations will terminate if the registration statement covering the resale of the Stock Consideration is not timely declared effective or ceases to be available. Rubric has also agreed to restrictions on transfers to certain activist investors and holders of more than 5% of the Common Stock, and to customary confidentiality and non-disparagement covenants. The Stockholder Governance Agreement will terminate upon the earliest to occur of (i) the third anniversary of the Closing, (ii) the consummation of a change of control of the Company, (iii) the first date after the Final Exchange Date on which Rubric’s ownership of Common Stock falls below 1% and (iv) the mutual written agreement of the parties, and will automatically terminate if the Purchase Agreement is terminated prior to the Closing.

Loan Agreement

On November 8, 2026, CorMedix, certain subsidiaries of CorMedix party thereto as guarantors, BioPharma Credit PLC, as collateral agent, and each of BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP, which are funds managed by Pharmakon Advisors, LP, as lenders (the “Lenders”), entered into that certain loan agreement (the “Loan Agreement”), which provides for a senior secured term loan facility in an aggregate principal amount of up to $150,000,000, consisting of two tranches: (i) a term loan in an aggregate principal amount of $75,000,000 (the “Tranche A Loan”), the proceeds of which are to be used to fund the Proposed Transaction, and (ii) a term loan in an aggregate principal amount of up to $75,000,000 (the “Tranche B Loan” and, together with the Tranche A Loan, the “Term Loans”), the proceeds of which may be used to fund certain other acquisitions or in-licensing transactions involving commercial-stage pharmaceutical products. The obligations of the Lenders to fund the Term Loans are subject to the satisfaction of customary closing conditions and certain other conditions specified in the Loan Agreement.

The Tranche A Loan is available to be funded on or prior to May 8, 2027, subject to the consummation of the Proposed Transaction and the satisfaction of the applicable funding conditions. The Tranche B Loan may be funded either before or after the Tranche A Loan. If the Tranche B Loan is funded before the Tranche A Loan, CorMedix must borrow between $50,000,000 and $75,000,000, so long as funded prior to July 30, 2028, subject to the satisfaction of the applicable funding conditions.

Maturity

The Term Loans mature on the fifth anniversary of the date on which the first Term Loan is funded (the “Maturity Date”), subject to a springing earlier maturity if on the date that is ninety (90) days before the Maturity Date, (x) consolidated total gross leverage of CorMedix and its subsidiaries exceeds 3.00x and (y) more than $25,000,000 of CorMedix’s 4.00% convertible senior notes due August 1, 2030 (the “2030 Convertible Notes”) remain outstanding (the “Maturity Date Acceleration Trigger”).

Interest and Fees

The Term Loans will bear interest at a rate equal to three-month Term SOFR, subject to a floor of 3.50%, plus 5.75% per annum. Interest on the Term Loans will be payable quarterly in arrears. CorMedix will be required to make equal quarterly principal payments beginning on the last day of the fiscal quarter ending on or immediately following the third anniversary of the initial funding date, with the remaining outstanding principal balance due on the Maturity Date; provided that, if either of (x) CorMedix’s revenues from REZZAYO have equaled or exceed $95,000,000 for the trailing twelve-month period ending September 30, 2029, or (y) the consolidated total gross leverage ratio of CorMedix and its subsidiaries does not exceed 3.0x as of September 30, 2029, CorMedix may elect to defer the commencement of scheduled principal amortization until the last day of the fiscal quarter ending on or immediately following the fourth anniversary of the initial funding date. CorMedix will also be required to pay additional consideration equal to 1.5% of the principal amount of each Term Loan upon the funding thereof.

Prepayments

CorMedix may voluntarily prepay the Term Loans, in whole or in part, subject to certain minimum prepayment amounts and notice requirements. The Loan Agreement also contains certain mandatory prepayment provisions upon the occurrence of certain events, including a change in control of CorMedix and certain prepayments, repurchases or redemptions of the 2030 Convertible Notes, subject to specified exceptions. Certain prepayments of the Term Loans will be required to be accompanied by a make-whole amount if made prior to the second anniversary of the funding date of the applicable Term Loan. The make-whole amount does not apply if such payment occurs as a result of the acceleration of the Maturity Date upon the occurrence of the Maturity Date Acceleration Trigger. Certain prepayments of the Term Loans will be subject to a prepayment premium equal to 3.0% of the principal amount prepaid prior to the third anniversary of the applicable funding date, 2.0% on or after the third anniversary but prior to the fourth anniversary, and 1.0% thereafter and prior to the Maturity Date.

Guarantees

All obligations under the Loan Agreement are unconditionally guaranteed jointly and severally, by: (a) CorMedix and (b) substantially all of the direct and indirect wholly owned subsidiaries of CorMedix, other than certain excluded subsidiaries (collectively, the “Guarantors”).

Security

Subject to certain limitations, the Term Loans are secured on a first priority basis by: (a) a perfected security interest in the equity interests of each direct and indirect subsidiary of CorMedix and each Guarantor under the Term Loans (subject to certain customary exceptions) and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and real property of CorMedix and each of the Guarantors with a fair market value of over $5,000,000 under the Term Loans, subject, in each case, to certain exceptions.

Certain Covenants, Representations and Warranties, and Events of Default

The Loan Agreement contains certain affirmative and restrictive covenants, representations and warranties and events of default that are customary for financings of this type. CorMedix and any of its future subsidiaries are bound by certain affirmative covenants setting forth actions that are required during the term of the Loan Agreement, including, without limitation covenants relating to the maintenance of CorMedix’s existence, delivery of financial statements and other information, maintenance of insurance, compliance with applicable laws, protection of intellectual property, maintenance of regulatory approvals, and maintenance of manufacturing capacity for certain products. Additionally, CorMedix and any of its future subsidiaries are bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Loan Agreement, including, without limitation, incurring additional indebtedness, creating liens, disposing of assets, making investments and acquisitions, paying dividends or making other distributions, merging or consolidating with other entities, and entering into certain transactions involving royalty arrangements or other financing obligations. The Loan Agreement also contains certain events of default, including with respect to the failure to make payments under the Term Loans, cross default, certain bankruptcy and insolvency events, the occurrence of a material adverse change and certain events relating to the withdrawal of regulatory approvals for specified pharmaceutical products.

The Loan Agreement does not contain any financial covenants.

The foregoing descriptions of the Purchase Agreement, the Voting Agreements, the Seller Governance Agreement, the Stockholder Governance Agreement and the Loan Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full texts of the Purchase Agreement, the form of Voting Agreement, the Seller Governance Agreement, the Stockholder Governance Agreement and the Loan Agreement, copies of which are attached hereto as Exhibits 2.1, 10.1, 10.2, 10.3 and 10.4, respectively, and are incorporated herein by reference. The Purchase Agreement has been included as an exhibit hereto solely to provide investors and stockholders with information regarding its terms. It is not intended to provide any other factual information about the Company or the Seller. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Seller. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 2.03 Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 with respect to the Loan Agreement is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K regarding the Stock Consideration and the earn-out payments is incorporated by reference into this Item 3.02. The shares of Common Stock to be issued as Stock Consideration, and any shares of Common Stock issued in satisfaction of the earn-out payments, will be issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a transaction by an issuer not involving a public offering.

Item 7.01 Regulation FD Disclosure.

On November 9, 2026, the Company and the Seller issued a joint press release announcing the execution of the Purchase Agreement. A copy of the press release is furnished with this Current Report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

In connection with the proposed transaction by CorMedix to purchase substantially all of the assets of Heron (the “Proposed Transaction”), Heron intends to file with the SEC a proxy statement on Schedule 14A. Each of CorMedix and Heron may also file other relevant documents with the SEC regarding the Proposed Transaction. This Current Report on Form 8-K is not a substitute for the proxy statement or any other document that Heron may file with the SEC. Heron will mail the definitive proxy statement to its stockholders. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders may obtain these documents free of charge at the SEC’s website, www.sec.gov, and on the Investors section of CorMedix’s investor relations website at https://cormedix.com/investors/ and Heron’s investor relations website at https://ir.herontx.com/.

Participants in the Solicitation

CorMedix, Heron and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Heron’s stockholders in connection with the Proposed Transaction. Information about the directors and executive officers of Heron, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in its proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 30, 2026, which is available online at https://www.sec.gov/ix?doc=/Archives/edgar/data/818033/000119312526196306/hrtx-20260430.htm, under the headings “Information Concerning the Board of Directors,” “Information Concerning Executive Officers,” “Corporate Governance – 2025 Director Compensation,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Person Transactions” and “Executive Compensation,” and information about the directors and executive officers of CorMedix, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in its proxy statement for its 2026 annual meeting of stockholders, filed with the SEC on April 29, 2026, which is available online at https://www.sec.gov/ix?doc=/Archives/edgar/data/1410098/000121390026049311/ea0286136-05.htm, under the headings “Proposal No. 1 – Approval of the Director Election Proposal,” “Corporate Governance – Executive Officers,” “Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation,” “Executive Compensation” and “Certain Relationships and Related Transactions,” and, in each case, in subsequently filed Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Forms 3, 4 and 5. Additional information regarding the interests of such participants will be included in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be set forth in Heron’s definitive proxy statement and other relevant materials to be filed with the SEC regarding the Proposed Transaction when such materials become available. Investors and stockholders should read the proxy statement carefully when it becomes available before making any voting or investment decisions. Copies of these documents may be obtained, free of charge, from the sources indicated above.

No Offer or Solicitation

This Current Report on Form 8-K is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The shares of CorMedix common stock to be issued to Heron in the Proposed Transaction will be issued in a private placement in reliance on an exemption from the registration requirements of the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act, that are subject to risks and uncertainties. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “guidance,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions. All statements, other than statements of historical facts, should be considered forward-looking statements, including, but not limited to, statements regarding the Proposed Transaction; Heron’s ability to provide an additional revenue base of four FDA-approved commercial brands, with opportunities to drive future growth; the expected timing of closing; the anticipated benefits of the Proposed Transaction, including expected synergies, diversification of revenue base and the expectation that the Proposed Transaction will be accretive to earnings; statements regarding product strategy, growth and label expansion opportunities; development and expectations of CorMedix’s and Heron’s product pipeline, results of real-world studies, expectations regarding product utilization, reimbursement rates, and market access, including changes in CMS reimbursement methodology; the potential achievement of earn-out milestones and royalty payments; the commercial potential of ZYNRELEF and the other acquired products; the development of the acquired pipeline program; the terms, funding and availability of the Pharmakon term loan facility; CorMedix’s ability to pursue future business development transactions; estimates of total addressable market size; and Heron’s plans following the closing, including its expectation to remain a publicly traded company.

These statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including: Heron’s failure to obtain stockholder approval or required regulatory clearances, or to satisfy other closing conditions, on a timely basis or at all; CorMedix’s ability to successfully integrate the acquired assets, achieve anticipated synergies or accretion, and EBITDA or Adjusted EBITDA on a timely basis or at all; the amount of any adjustments to the consideration under the asset purchase agreement; the occurrence of any event that could give rise to termination of the asset purchase agreement, including circumstances requiring Heron to pay a termination fee; the risk that CorMedix’s or Heron’s stock price may decline if the Proposed Transaction is not completed; fluctuations in the price of CorMedix common stock; dilution to CorMedix’s stockholders; disruption to CorMedix’s and Heron’s business relationships with customers, suppliers and employees, including as a result of the announcement or pendency of the Proposed Transaction, and diversion of management’s attention; restrictions on the conduct of Heron’s business while the Proposed Transaction is pending; unexpected costs, liabilities or delays relating to the Proposed Transaction and the acquired products; market acceptance and reimbursement of the acquired products, including continued eligibility for separate payment under the NOPAIN Act; changes to reimbursement rates and methodology, customer utilization, and other factors impacting the demand for CorMedix’s and Heron’s products; competition; manufacturing and supply risks; the incurrence of indebtedness and compliance with covenants under the Pharmakon facility; litigation relating to the Proposed Transaction; uncertainty about CorMedix’s or Heron’s business, operations and strategy after the consummation of the Proposed Transaction, including (i) the risk that Heron may not identify, pursue or complete an acquisition of, or investment in, another business, (ii) the risk that Heron may not find opportunities to utilize its NOLs after the consummation of the Proposed Transaction or that its ability to use its NOLs may be limited or lost, (iii) Heron’s plans with respect to shares of CorMedix common stock received by Heron as consideration in the Proposed Transaction, including uncertainty and timing of any sales, transfers or other distributions of such shares, (iv) the risk that the value of CorMedix common stock received by Heron as consideration in the Proposed Transaction may decline and that Heron may be unable to sell or otherwise monetize such shares when or at the price it expects and (v) Heron’s lack of operating revenues or material operations following the closing, the risk that Heron may not regain or maintain compliance with Nasdaq’s continued listing requirements, and the risk that Heron may be deemed an investment company under the Investment Company Act of 1940; and the other risks described in the periodic reports filed by CorMedix and Heron with the Securities and Exchange Commission (“SEC”), including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix and Heron, as applicable. All forward-looking statements are expressly qualified in their entirety by this cautionary statement, and readers are cautioned not to place undue reliance on them. Forward-looking statements speak only as of the date of this Current Report on Form 8-K, and neither CorMedix nor Heron undertakes any obligation to update them, except as required by law.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
2.1*	Asset Purchase Agreement, dated November 8, 2026, by and between Heron Therapeutics, Inc. and CorMedix Inc.
10.1	Form of Voting and Support Agreement, by and among Heron Therapeutics, Inc., CorMedix Inc. and certain stockholders of Heron Therapeutics, Inc.
10.2	Seller Governance Agreement, dated November 8, 2026, by and between CorMedix Inc. and Heron Therapeutics, Inc.
10.3	Stockholder Governance Agreement, dated November 8, 2026, by and between CorMedix Inc. and Rubric Capital Management LP.
10.4*	Loan Agreement, dated November 8, 2026, by and among CorMedix Inc., certain subsidiaries of CorMedix party thereto as guarantors, BioPharma Credit PLC, BPCR Limited Partnership and BioPharma Credit Investments V (Master) LP.
99.1	Press Release, dated November 9, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant will furnish copies of any such schedules and exhibits to the U.S. Securities and Exchange Commission upon request; however, the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CorMedix Inc.

Date: November 9, 2026	/s/ Joseph Todisco
Joseph Todisco
Chief Executive Officer